Exhibit (23)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwater Paper Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑156131, 333-156133, 333-156136, 333-172077, and 333-219560) on Form S-8 and the registration statement (No. 333-189092) on Form S-4 of Clearwater Paper Corporation of our reports dated March 18, 2019, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Clearwater Paper Corporation.

Our report dated March 18, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Clearwater Paper Corporation did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and included in management’s assessment related to an insufficient complement of knowledgeable and experienced resources and inadequate risk assessment with respect to events and transactions outside the ordinary course of business, and, as a result, insufficient controls over the identification and accounting implications of changes to payment arrangements with vendors.

/s/ KPMG LLP

Seattle, Washington
March 18, 2019